OPINION OF PARKER CHAPIN FLATTAU & KLIMPL, LLP





                                                     April 19, 1999

StarBase Corporation
4 Hutton Centre Drive, Suite 800
Santa Ana, CA 92707-8713

Ladies and Gentlemen:

         We have acted as counsel to StarBase Corporation (the "Company") in connection with a Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the "Registration Statement") relating to up to 7,180,812 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"). Of such Shares, 6,588,842 may be issued upon conversion of the Series H Preferred Stock, 435,977 may be issued upon the exercise of warrants issuable to the holders of the Shares (the "Warrants") and 155,993 shares of common stock have been issued by the Company (the "Other Shares").

         In connection with the foregoing, we have examined, among other things, the Registration Statement, the Warrants and originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Company.

         Based upon the foregoing, we are of the opinion that (i) the Shares issuable upon conversion of the Series H Preferred Stock (when such shares are paid for and issued in accordance with the terms of the Series H Preferred Stock) will be legally issued, fully paid and non-assessable; (ii) the Shares issuable upon the exercise of the Warrants (when such Shares are paid for and issued in accordance with the terms of the Warrants) will be legally issued, fully paid and non-assessable; and (iii) the Other Shares are legally issued, fully paid and non-assessable.

         We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement and to the filing of a copy of this opinion as an exhibit.


                                     Very truly yours,

                                     /s/  PARKER CHAPIN FLATTAU & KLIMPL, LLP


                                     PARKER CHAPIN FLATTAU & KLIMPL, LLP